IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE
                          IN AND FOR NEW CASTLE COUNTY


TWIN VALLEY FARMS EXCHANGE, INC.,           )
LEON ESHELMAN, VALERIA ESHELMAN,            )
GARY ESHELMAN, PAMELA                       )
FREDERICKS, and TERRY BIXLER                )
                                            )
                                            )         Civil Action No.
                      Plaintiffs,           )
                                            )
         v.                                 )
                                            )
CAL-MAINE FOODS, INC., FRED R.              )
ADAMS, JR., RICHARD K. LOOPER,              )
ADOLPHUS B. BAKER, BOBBY J. RAINES,         )
JACK B. SELF, JOE M. WYATT, CHARLES         )
F. COLLINS, W.D. (JACK) COX, R. FASER       )
TRIPLETT, M.D. and LETITIA C. HUGHES,       )
                                            )
                      Defendants.           )


                             CLASS ACTION COMPLAINT


     Plaintiffs Twin Valley Farms Exchange, Inc., Leon Eshelman, Valeria Eshelman, Gary Eshelman, Pamela Fredericks, and Terry Bixler (collectively, the "Plaintiffs"), through their undersigned counsel, allege the following in support of their Class Action Complaint:


                              PRELIMINARY STATEMENT


     1. By this action, Plaintiffs seek to enjoin on behalf of themselves and all similarly situated shareholders the implementation of a plan designed and recently approved by the directors of Cal-Maine Foods, Inc. ("Cal-Maine Foods" or "Cal-Maine") to take the company private. Announced publicly on August 18 this year and described in a Preliminary Proxy Statement filed with the SEC on September 4, 2003 (copies of the press release and Preliminary Proxy Statement are attached at Tabs A and B, respectively), the plan involves a 1 for 2,500 reverse stock split of Cal-Maine's common stock that would cash out each shareholder owning less than 2,500 shares, concentrating ownership in a shareholder group comprised almost exclusively of insiders, including the individual Defendants. As alleged below, the interested directors of Cal-Maine seek to take the company private at a time, in such a manner, and at such a price as to capitalize handsomely on positive market developments at the expense of public minority shareholders; thus, the proposed reverse split transaction is unfair and would cause irreversible injury to Cal-Maine's public shareholders.


     2. The timing of the proposed transaction is remarkable. Due to a convergence of market conditions - including a reduction in the number of egg-producing hens in the U.S. flock, the devaluation of the dollar against foreign currency, and stabilized corn and soybean prices - Cal-Maine's earnings in the fourth quarter and overall in its fiscal year 2003 (ended May 31, 2003) reflected a significant increase over earnings in fiscal 2002. Based on Urner Barry price quotations and assuming production levels at 19 million crates per year, Cal-Maine's yet-unreported earnings for the first quarter of fiscal 2004 should show an increase of approximately $25 million over earnings in the same quarter for fiscal 2003, meaning that Cal-Maine stands to earn more pre-tax income than the present value of their shares in fiscal year 2004.


     3. The cash-out consideration of $7.35 per share contemplated by the proposed reverse split transaction is an unfair price. Even since July 11, 2003 (the date chosen to determine the cash-out price), the price of Cal-Maine's common stock has risen to levels exceeding the amount of the cash-out consideration, including the so-called premium. In reality, the cash-out price offers no "premium" whatsoever, does not offer fair value, and in fact does not even offer Cal-Maine investors fair market value for their shares - a result which is especially unfair in view of the fact that, as recognized by Cal-Maine's own investment banker, the transaction involves a valuable transfer of control for which a premium must be paid.


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


     4. The proposed reverse split transaction is the product of unfair dealing. The reverse split was structured and is now recommended by self-interested inside directors who stand on both sides of the transaction and will gain an extraordinary financial benefit at the expense of the cashed-out public minority shareholders. Public shareholders owning 2,500 shares or more will be held captive in a company owned and controlled by insiders, that is no longer subject to the disclosure requirements of the federal securities laws, and whose stock has no market. The escape hatch for these shareholders - i.e. the option to cash out within ninety (90) days after the consummation of the transaction at the grossly inadequate price paid to the fractional minority shareholders - is no escape hatch at all, as it would put these shareholders in the same unsatisfactory position as the shareholders who own less than 2,500 shares. Moreover, given the holdings of the directors, their affiliates and the Cal-Maine Foods, Inc. Employee Stock Ownership Plan, the scheduled shareholder vote is meaningless, as public minority shareholders do not possess the votes necessary to block the transaction. In short, the Defendants cannot meet their burden of proving the entire fairness of the proposed reverse split transaction.


     5. The Plaintiffs, who possess considerable expertise in the fresh shell egg industry and include representatives of both investors owning less than 2,500 shares and those owning 2,500 shares or more of common stock, are uniquely well qualified to represent the interests of the Cal-Maine public shareholders.


     6. Based on the averments set forth below, Plaintiffs are asserting claims for breaches of the individual Defendants' fiduciary duties and for violation of 8 Del. C. ss. 155.


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


                                   THE PARTIES

Plaintiffs
----------

     7. Twin Valley Farms Exchange, Inc. ("Twin Valley Farms"), the successor to Twin Valley Farmer's Exchange (formed in 1948), is headquartered in Hegins, Pennsylvania and is engaged in the business of procuring packaged fresh shell eggs from Ohio, Michigan, Pennsylvania and New York for sale to customers located primarily in Pennsylvania and New York. Twin Valley Farms was formed in 1978 by Leon Eshelman, one of the Plaintiffs herein, and his father, W.E. Eshelman. Twin Valley Farms owns 2,500 shares of Cal-Maine common stock.


     8. Plaintiff Leon Eshelman is a co-founder of and shareholder in Twin Valley Farms. He has been in the fresh shell egg business forty years, and was a member of the Pennsylvania Egg Marketers' Association. He received a B.S. in Agricultural Economics from Pennsylvania State University in 1957. He owns 4,600 shares of Cal-Maine common stock.


     9. Plaintiff Gary Eshelman is the President of Twin Valley Farms. He owns 2,600 shares of Cal-Maine common stock.


     10. Plaintiff Pamela Fredericks (formerly Pamela Eshelman) owns 2, 585 shares of Cal-Maine common stock.


     11. Plaintiff Valeria Eshelman owns 500 shares of Cal-Maine common stock.


     12. Plaintiff Terry Bixler is an employee of Twin Valley Farms and owns 100 shares of Cal-Maine common stock.


Defendants
----------

     13. Defendant Cal-Maine Foods is primarily engaged in the production, grading, packing and sale of fresh shell eggs. Headquartered in Jackson, Mississippi, Cal-Maine is one of


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


the largest producers and distributors of fresh shell eggs in the United States, with sales representing approximately 13% of the domestic market. The common shares of Cal-Maine Foods are traded on the NASDAQ National Market under the symbol "CALM." According to the Preliminary Proxy Statement (Ex. A), approximately 10,564,388 shares of Cal-Maine common stock are outstanding, for which there were 262 record shareholders as of August 14 this year and a greater number of beneficial holders. Additionally, there are approximately 1,200,000 shares of Cal-Maine's Class A common stock outstanding, over 90% of which are owned by Cal-Maine chairman and chief executive office, Fred Adams (also a defendant herein). The Cal-Maine Foods, Inc. Employee Stock Ownership Plan, which is managed by a trustee designated by the board of directors, owns 3,123,759 shares of common stock, representing 29.3% of the outstanding common stock and 13.8% of the total voting power of all outstanding stock of the company. The Employee Stock Ownership Plan's assets consist primarily of Cal-Maine common stock, which is voted by the Plan trustee in accordance with the instructions of Cal-Maine employees. See Preliminary Proxy Statement, Exh. A.


     14. Defendant Fred R. Adams, Jr. is Cal-Maine's Chairman and Chief Executive Officer. Defendant Adams owns 3,837,177 shares of Cal-Maine's common stock (including 265,217 shares in the Employee Stock Ownership Plan) and 1,085,000 shares of its Class A stock (90.4% of the outstanding Class A stock), which has ten (10) votes per share on each matter. Defendant Adams' wife owns an additional 427,231 shares of common stock, as to which Defendant Adams disclaims beneficial ownership. Id.


     15. Defendant Richard K. Looper is the Vice-Chairman of the Board and a Director. Defendant Looper owns 167,183 shares (1.6%) of Cal-Maine common stock (including 75,678 shares in the Employee Stock Ownership Plan and 12,608 shares owned by his spouse). Id.


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


     16. Defendant Adolphus B. Baker is the son-in-law of Defendant Adams, and is Cal-Maine's President, Chief Operating Officer and a Director. Defendant Baker owns 167,970 shares of Cal-Maine common stock (including 35,692 shares in the Employee Stock Ownership Plan, but excluding 96,653 shares separately owned by Defendant Baker's spouse - Defendant Adams' daughter -- as to which Defendant Baker disclaims beneficial ownership). Defendant Baker also owns 115,000 shares (9.6%) of Class A stock. Id.


     17. Defendant Bobby J. Raines is the Vice President, Chief Financial Officer, Treasurer, Secretary and a Director of Cal-Maine. Defendant Raines owns 226,550 shares (1.8%) of Cal-Maine common stock (including 12,339 shares in the Employee Stock Ownership Plan and 5,000 owned by his spouse). Id.


     18. Defendant Jack B. Self is Cal-Maine's Vice President/Operations and Production and a Director. Defendant Self owns 47,901 shares of Cal-Maine common stock (including 26,101 in the Employee Stock Ownership Plan). Id.


     19. Defendant Joe M. Wyatt is the Vice President/Feed Mill Division and a Director of Cal-Maine. Defendant Wyatt owns 164,234 shares (1.3%) of Class A stock (including 11,208 shares in the Employee Stock Ownership Plan). Id.


     20. Defendant Charles F. Collins is Vice President, Controller and a Director of Cal-Maine. Defendant Collins owns 87, 560 shares of Cal-Maine common stock (including 75,560 shares contained in the Employee Stock Ownership Plan). Id.


     21. Defendant W.D. (Jack) Cox, formerly a vice president is now a Director of Cal-Maine. Defendant Cox owns 12,000 shares of Cal-Maine common stock. Id.


     22. Defendant R. Faser Triplett, M.D. is a Director of Cal-Maine. Defendant Triplett owns 40,000 shares of Cal-Maine common stock. Id.


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


     23. Defendant Letitia C. Hughes was nominated to the Cal-Maine board in July 2001 by the Cal-Maine Executive Committee, consisting of Defendants Baker, Adams, Looper and Raines. Defendant Hughes is an employee of Trustmark National Bank of Jackson, Mississippi, of which Defendant Baker is a director. Defendant Hughes owns 3,000 shares of Cal-Maine common stock. Id.


                     THE PROPOSED REVERSE SPLIT TRANSACTION


     24. At the Annual Meeting currently scheduled for Friday, October 10, 2003, the record shareholders of Cal-Maine Foods (those shareholders of record at the close of business on September 8, 2003) will be called upon to consider and vote on a proposed amendment to the Amended and Restated Certificate of Incorporation of Cal-Maine Foods, Inc. Generally, the amendment would restructure the capitalization of Cal-Maine in order to effect a reverse stock split, terminate the registration of its common stock under the Securities Exchange Act of 1934, and delist the common stock from trading on NASDAQ. By this process, Cal-Maine would become a privately held company. Id.


     25. In particular, the Cal-Maine board of directors has recommended that the company's shareholders approve the conversion and reclassification of (i) each 2,500 outstanding shares of common stock into one share of common stock and
(ii) each 2,500 outstanding shares of Class A common stock into one share of Class A common stock. In the reverse stock split, the common stockholders would receive one share of common stock for each 2,500 shares they hold immediately prior to the effective date of the reverse stock split, and they would receive cash in lieu of any fractional shares to which they otherwise would be entitled. Also in the reverse stock split, the Class A common stockholders would receive one share of Class A common stock for each 2,500 shares they hold immediately prior to the effective date of the


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


reverse stock split, and they would receive cash in lieu of any fractional shares to which they otherwise would be entitled. The amendment also would decrease the authorized capital stock from 31,200,000 shares, of which 30,000,000 are common stock and 1,200,000 are Class A common stock, to 12,480 shares, of which 12,000 would be common stock and 480 would be Class A common stock. Id.


     26. The cash payment for the common stock called for by the amendment is equal to $7.35 per pre-split share. The $7.35 cash consideration is based on the closing price for the common stock as of July 11, 2003, the last trading day prior to the Company's announcement of the formation of a special committee to explore a going private transaction, plus what the Preliminary Proxy Statement characterizes as a "premium" of 33.15%. Id.


     27. The Preliminary Proxy Statement further provides:


         Inasmuch as some of the unaffiliated shareholders may not wish to remain as small shareholders of a private company whose common stock has very limited liquidity, the Company, after becoming privately held, plans for 90 days to offer to purchase the common stock of any unaffiliated shareholder who desires to sell at effectively the same price we paid for fractional shares.


     28. The approval of the reverse stock split requires a majority of the votes eligible to be cast by the holders of the common stock and the Class A common stock be voted in favor of the transaction. Each share of common stock is entitled to one vote per share and each share of Class A common stock is entitled to ten votes per share. There are 10,564,388 shares of common stock outstanding and 1,200,000 shares of Class A common stock outstanding, which, collectively, are entitled to cast 22,564,388 votes. Defendant Adams has agreed to vote his shares for and against the reverse stock split in the same proportion as the vote of all other shareholders. Therefore, according to the Preliminary Proxy Statement, at least 11,282,195 votes must be cast in favor of the amendment to the Amended and Restated Certificate of Incorporation for it to pass. Id.


     29. Approximately $6.1 million will be required to pay for the fractional shares of Cal-Maine common stock and Class A common stock exchanged for cash in the reverse stock split, and approximately $500,000 in expenses - consisting of SEC filing fees of about $15,000, legal and professional fees of about $415,000, accounting fees of about $25,000, printing costs of about $15,000, and other projected fees and costs totaling about $30,000 - will be incurred in connection with the reverse stock split, for a total of $6.6 million. Cal-Maine will pay all of the expenses related to the reverse stock split. Cash and cash equivalents on hand will serve as a source of approximately $4.6 million, and a $2.0 million draw under an existing line of credit will provide the balance of the funds required to effect the going private transaction. Cal-Maine will use funds from its operations to repay the $2.0 million of borrowing under the line of credit.


     30. One of the several stated purposes of the reverse split transaction is to avoid the disclosure requirements of the federal securities laws. Id.


                         THE MARKET FOR FRESH SHELL EGGS


     31. Due largely to the convergence of optimal market factors, Cal-Maine stands poised to attain remarkably positive financial results in its fiscal year 2004.


     32. The prices received by Cal-Maine for its eggs are based almost entirely on quotes published by a privately owned commodity market reporting service, Urner Barry Publications, Inc. Id. Urner Barry reported an average quotation for large white eggs in the Northeast during the months of June, July, and August 2003 of 90 cents per dozen. This was 18 cents above the average for the same three months in 2002. For the first three weeks of September 2003, the difference was 27 cents per dozen.


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


     33. The increase in the price of eggs is attributable largely to the following: (a) for the first time in years, there has been a decrease in the number of egg-producing hens in the U.S., meaning a reduction in market supply;
(b) the devaluation of the U.S. dollar against other currencies, which makes U.S. eggs less expensive and therefore more marketable in foreign produce markets; and (c) a stable inventory of corn and soybeans, meaning that the cost of feeding laying hens (i.e., the cost of production) will not increase. Because the cost of production is not expected to increase, the increase in prices essentially will go to the bottom line.


     34. Cal-Maine's recent financial performance bears this out. Cal-Maine's net income for fiscal year 2003 (ended May 31, 2003) was $12.2 million, up from a net loss of $10.6 million for fiscal 2002. Cal-Maine's net income for the fourth quarter of its fiscal year 2003 was $4.3 million, up from a net loss of $1.9 million for fiscal 2002.


     35. Given a production level of 19 million cases a year (4.75 million cases quarterly) at an increased value of $5.40 per case, and based on the prices quoted by Urner Barry, this would mean an increase in Cal-Maine's profits of over $25 million for the June, July, August quarter (the first quarter of Cal-Maine's fiscal year 2004). Thus, Cal-Maine Foods may be expected to earn more pre-tax income in fiscal 2004 than the present value of their shares.


     36. To date, neither the full extent of these market conditions nor Cal-Maine's prospects for fiscal 2004 have been adequately disclosed to public investors.


                        CAL-MAINE'S GOVERNANCE STRUCTURE


     37. The nomination of directors of Cal-Maine is controlled by the executive committee, which in turn is composed of Defendants Adams, Looper, Baker (Adams' son-in-law) and Raines. Id. Adams controls a majority of the votes on all shareholder matters; thus, he


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


elects all directors and possesses the power to remove them if he is not pleased with their performance.


     38. Seven of the ten directors also are employees of Cal-Maine. Id.


     39. Defendant Hughes, one of the three directors who is not a Cal-Maine employee, is an employee at a bank of which Defendant Baker is a director. Id.


     40. As of August 14 this year, each of the directors owned more than 2,500 shares of common stock, so that none will be cashed out as a fractional shareholder under the prospective reverse split transaction. See Id.


                     THE BOARD'S CONSIDERATION AND APPROVAL
                        OF THE REVERSE SPLIT TRANSACTION


     41. On July 14, 2003, Cal-Maine announced that a special committee had been convened to explore the possibility of Cal-Maine being taken private. The special committee consisted of Defendants Cox, Triplett and Hughes. As indicated above, Defendant Cox owns 12,000 shares of Cal-Maine common stock. Id. Defendant Triplett owns 40,000 shares of Cal-Maine stock. Defendant Hughes owns 3,000 shares of Cal-Maine stock. Id.


     42. The special committee retained Houlihan Lokey Howard & Zuking Financial Advisors, Inc., which rendered a verbal opinion (since confirmed in a written opinion letter) that "the consideration to be paid in the reverse stock split would be fair, from a financial point of view, to the public holders of common stock of the Company (other than the directors and executive officers of the Company and the Company's [Employee Stock Ownership Plan])." Id. ("Opinion of Financial Advisor").


     43. Houlihan Lokey was not requested to and did not initiate any discussions with third parties regarding a possible acquisition of Cal-Maine. Houlihan Lokey did not consider a directly comparable company or transaction in reaching its opinion, even though that opinion was based in part on a (a) comparable public company analysis and a (b) comparable change of control transaction analysis. Houlihan Lokey undertook no independent verification of the accuracy and completeness of Cal-Maine's financial information, including financial projections, relying instead on the representations of Cal-Maine management. With respect to the financial projections, they were based on market conditions that purportedly existed as of approximately July 7, 2003. Cal-Maine management did not provide Houlihan Lokey with any updated or revised financial projections in connection with the reverse stock split; thus, the financial projections used by Houlihan Lokey did "not take into account any circumstances or events occurring after the date they were prepared." Houlihan Lokey was not asked to and did not express an opinion as to the realizable value of Cal-Maine's stock or the prices at which the stock may trade. Houlihan Lokey was not asked to and did not express an opinion as to "the fairness of any aspect of the reverse split not expressly addressed in the fairness opinion." Id.


     44. Houlihan Lokey concluded that the proposed reverse split transaction involves a change of control, insofar as Cal-Maine shareholders would be "giving up the potential to benefit from a controlling interest transaction in the future." Based on this, Houlihan Lokey "applied a 15% premium to the resulting equity indication to arrive at a controlling enterprise value for the company. . .." Id. (Opinion of Financial Advisor, p. 25)


     45. The reverse split transaction was approved by the Cal-Maine board at a special meeting convened on Saturday, August 16, 2003. Ex. A.


                        THE PROSPECTIVE SHAREHOLDER VOTE


     46. There are approximately 22,564,388 eligible votes of the outstanding Cal-Maine shares.


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


     47. Given the number of votes controlled by the individual Defendants (excluding Defendant Adams), Defendants Adams' and Bakers' spouses, and the Employee Stock Ownership Plan, and the effect that those votes will have on the way Defendant Adams' shares are voted, the public Cal-Maine shareholders lack the votes necessary to defeat the proposed reverse split transaction on October 10.


           THE PROPOSED REVERSE SPLIT IS THE PRODUCT OF UNFAIR DEALING


     48. The proposed reverse split transaction recommended by the Cal-Maine Board is a freeze-out transaction that is the product of unfair dealing. It would transfer ownership to the interested Board members at a discount and without compensating for the relinquishment of valuable control rights, at the expense of public minority shareholders who control neither the timing nor the price of the transaction and who no longer will be able to participate in any improvement in Cal-Maine's performance.


     49. It has been initiated, structured and approved by a board of directors consisting of individuals who stand on both sides of the transaction and whose interests are adverse to those of minority public investors. Seven of the ten directors are employees of Cal-Maine and all are selected by Cal-Maine management. All directors serve at the discretion of Defendant Adams by virtue of his extraordinary voting power and influence over the company and its Board.


     50. The special committee formed to explore the possibility of Cal-Maine going private was not independent, and its deliberations were tainted. Each of the three members of that committee owns more than 2,500 shares of Cal-Maine stock, each stood on the side of management, and each remained on the Board subject to Defendant Adams' approval. Additionally, the fairness opinion sought from and provided by Houlihan Lokey was so restricted in scope and devoid of critical data that it failed to adequately assess the fairness of the proposed transaction.


     51. The cash-out price contemplated by the reverse split was derived in such a way as to ensure a price far below the full intrinsic value of the shares -- one that does not reflect a premium over market, and which fails to reflect the company's fourth quarter performance in fiscal 2003, its first quarter performance in fiscal 2004, and the company's prospects for fiscal 2004 overall.


     52. The anticipated shareholder vote is meaningless, in that it has been structured such that the minority shareholders cannot block the reverse split transaction. Rather, the vote is skewed heavily in favor of those insiders who stand to benefit from cashing out minority shareholders at a bargain-basement price.


                 THE CASH-OUT CONSIDERATION IS NOT A FAIR PRICE


     53. The cash-out consideration of $7.35 per share contemplated by the proposed reverse split transaction is an unfair price. Even since July 11, 2003 (the date chosen to determine the cash-out price), the price of Cal-Maine's common stock has risen to levels exceeding the amount of the cash-out consideration, including the so-called premium. But for the announcement of the anticipated reverse split on August 18, 2003, which caused a decline in the price of Cal-Maine's stock to $7.15 a share, the price of Cal-Maine stock would have remained above the cash-out price.


     54. Notwithstanding the fact that the proposed reverse split transaction involves the transfer of valuable control rights for which a premium must be paid, no premium is being paid. Rather, the cash-out price represents a significant discount below the intrinsic value of Cal-Maine stock.


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


                            CLASS ACTION ALLEGATIONS


     55. Plaintiffs bring this action on their own behalf and as a class action pursuant to Chancery Court Rule 23 on behalf of all Cal-Maine public minority shareholders (the "Class"). Excluded from the Class are the Defendants, their affiliates and the Cal-Maine Foods, Inc. Employee Stock Ownership Plan.


     56.  This action is properly maintainable as a class action:


          A. The Class is so numerous that joinder of all members is impracticable. There are approximately 2.7 million shares of Cal-Maine common stock outstanding that, upon information and belief, are owned by over a thousand putative Class members;


          B. There are questions of law and fact common to the Class, including the following:


              (1) whether the Defendants have breached fiduciary duties owed to the Class;


              (2) whether the proposed reverse split transaction is entirely fair;


              (3) whether the cash-out price contemplated by the proposed reverse split transaction represents fair value;


              (4) whether the Plaintiffs and other members of the Class would be irreparably damaged if the proposed reverse split transaction were not enjoined.


          C. Plaintiffs are committed to prosecuting this action, have retained competent and experienced litigation counsel, and believe that they are uniquely well-suited to represent the interests of the Class. Plaintiffs' claims are typical of the claims of the other members of the Class and Plaintiffs have the same interests


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

     as the other members of the Class. Accordingly, Plaintiffs are adequate representatives of the Class and will fairly and adequately protect the interests of the Class;


          D. The prosecution of separate actions by individual plaintiffs would create the risk of inconsistent or varying adjudications with respect to individual members of the Class which would establish incompatible standards of conduct for Defendants or adjudications with respect to individual members of the Class which would as a practical matter be dispositive of the interests of the other members not party to the adjudications or substantially impair or impeded their ability to protect their interests;

          E. Defendants have acted, or refused to act, on grounds generally applicable to, and causing injury to, the Class and, therefore, preliminary and final injunctive relief on behalf of the Class as a whole is appropriate; and

          F. A class action is superior to other available methods for the fair and efficient adjudication of this controversy and the requirements of Chancery Court Rule 23 are satisfied.


                       COUNT I: BREACH OF FIDUCIARY DUTIES


     57. The Plaintiffs incorporate by reference herein each and every allegation in paragraphs 1 through 56 herein as if fully set forth.


     58. Each of the individual Defendants owed at all relevant times and continue to owe fiduciary duties of loyalty, care, good faith and disclosure to the Plaintiffs and all similarly situated Cal-Maine investors.


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


     59. The individual Defendants have breached one or more of the fiduciary duties owed to Cal-Maine public investors because they have a conflict of interest with respect to the proposed reverse split transaction. As alleged above, each of the individual Defendants stand on both sides of the transaction, and, by virtue of the structure, timing and cash-out price to be paid in the proposed reverse split transaction, will gain an extraordinary financial benefit at the expense of minority public shareholders. In this regard, the individual Defendants' interests are adverse to those of Cal-Maine's minority public shareholders.


     60. The individual Defendants have breached one or more of the fiduciary duties owed to Cal-Maine public investors because they have structured the proposed reverse split transaction or allowed it to be structured such that Cal-Maine's assets will be used to confer an extraordinary financial benefit upon the individual Defendants at the expense of minority public shareholders.


     61. The individual Defendants have breached one or more of the fiduciary duties owed to Cal-Maine public investors by creating and/or participating in a purportedly independent special committee to examine the fairness of the transaction to Cal-Maine shareholders. In fact, as alleged above, the special committee was not independent, and therefore could not and did not meaningfully and properly consider the fairness of the proposed reverse split transaction to Cal-Maine shareholders, and could not and did not meaningfully and properly negotiate the terms of the proposed reverse split transaction such as to promote and protect the interests of the minority public shareholders. Also in violation of one or more of their fiduciary duties, the individual Defendants caused or permitted the fairness opinion prepared by Houlihan Lokey to be based on insufficient data, improperly restricted in scope, and devoid of critical information, so that the opinion could not and does not properly and adequately assess the fairness of the consideration


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

to be paid in the reverse stock split, from a financial point of view, to the public holders of common stock of the Company (other than the directors and executive officers of the Company and the Company's Employee Stock Ownership
Plan).


     62. The individual Defendants have breached one or more of the fiduciary duties owed to Cal-Maine public investors because they have structured or allowed to be structured the anticipated shareholder vote in such a way as to be ineffectual. On the contrary, Cal-Maine's public minority shareholders do not possess the power to block the proposed reverse split transaction.


     63. The individual Defendants have breached one or more of the fiduciary duties owed to Cal-Maine public investors because they have structured or allowed to be structured the transaction in such a way as to divest the minority shareholders who own less than 2500 shares of their ability to control the timing or price of their sale of shares and to participate in the company's future performance without paying fair value, and without paying a control premium. Additionally, the individual Defendants have breached one or more of the fiduciary duties owed to Cal-Maine public investors because they have structured or allowed to be structured the transaction in such a way, on the one hand, as to relegate the minority shareholders who own 2500 shares or more to the position of powerless shareholders in a company owned and controlled by insiders and whose common stock has little to no liquidity or, on the other hand, to the same position as the shareholders owning less than 2500 shares.


     64. The individual Defendants have breached one or more of the fiduciary duties owed to Cal-Maine public investors because they have structured or allowed to be structured the proposed reverse split transaction in such a way as to involve the sale of valuable control rights, while failing to fairly compensate for those rights.


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     65. The individual Defendants have breached one or more of the fiduciary duties owed to Cal-Maine public investors because the cash-out price of $7.35 a share is insufficient and unfair to public shareholders, while conferring a substantial financial benefit on the individual Defendants.


                    COUNT II: VIOLATION OF 8 Del. C. ss. 155


     66. The Plaintiffs incorporate by reference herein each and every allegation in paragraphs 1 through 65 herein as if fully set forth.


     67. The proposed reverse split transaction violates 8 Del. C. ss. 155 because that statute requires a company that elects to pay cash in lieu of issuing fractional shares to pay "fair value," which under the circumstances of this transaction is the full, intrinsic value of the stock. The cash-out consideration of $7.35 per share contemplated by the proposed reverse split transaction is not fair value.


     WHEREFORE, Plaintiffs pray that the Court:


     A. Declare that this action is properly pursued as a class action and certify the Plaintiffs as representatives of the class;


     B. Grant temporary, preliminary and permanent injunctive relief preventing the wrongdoing described herein;


     C. Rescind the challenged transaction;


     D. Order Defendants to pay damages in an amount to be determined at trial;


     E. Award Plaintiffs and their counsel costs, expert witness fees and attorneys' fees; and


     F. Grant such other and further relief as the Court deems just and appropriate in accordance with Chancery Court rule 54(c), which provides that "every final judgment shall


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grant the relief to which the party in whose favor it is rendered is entitled, even if the party has not demanded such relief in the party's pleadings."


                                    MONTGOMERY, McCRACKEN, WALKER & RHOADS, LLP


                                    BY:
                                        ----------------------------------------
                                        Richard G. Placey (Del. Bar No. 4206)
                                        Richard M. Donaldson (Del. Bar No. 4367)
                                        300 Delaware Ave., Suite 750
                                        Wilmington, DE 19801
                                        Telephone: (302) 504-7800
                                        Facsimile:  (302) 504-7820

                                        ATTORNEYS FOR PLAINTIFFS


Dated:  September 24, 2003



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